Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of iPower Wireless Technology Inc. on Form 20-F of our report dated July 14, 2026, with respect to our audits of the consolidated financial statements of iPower Wireless Technology Inc. as of September 30, 2024 and 2025 and for the years ended September 30, 2024 and 2025, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

October 14, 2026